Exhibit 99.1

news release

News Media Contact:	Kirk Saville (336) 519-6192
Analysts and Investors Contact:	T.C. Robillard (336) 519-2115

HanesBrands Appoints William S. Simon to Board of Directors

WINSTON-SALEM, N.C. (June 14, 2021) – HanesBrands (NYSE: HBI), a global leader in iconic apparel brands, today announced that William S. Simon has been appointed to the company’s Board of Directors.

With the appointment of Simon, whose term runs until the 2022 annual meeting of stockholders, the company’s Board has 10 members. Simon will serve on the Board’s Audit Committee.

“Bill brings extensive experience leading complex organizations and building global brands,” said Steve Bratspies, chief executive officer, HanesBrands. “His knowledge of retail and consumer goods will be extremely valuable as we unlock growth by delivering innovative products and creating a seamless consumer experience.”

Simon is a Senior Advisor to the investment firm KKR & Co. and president of WSS Venture Holdings LLC, a consulting and investment company. From 2010 to 2014, Simon served as president and CEO of Walmart U.S. Before that, he was chief operating officer of Walmart U.S. He joined the company in 2006 as Executive Vice President of Professional Services and New Business Development.

Simon has also held senior executive positions at Brinker International, Inc., Diageo North America, Inc., and Cadbury Schweppes plc. Additionally, Simon was Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves. He currently serves on the board of Darden Restaurants, Inc.

Simon holds a bachelor’s degree in economics and a master’s degree in business administration from the University of Connecticut.

“We’re thrilled to have a leader with Bill’s outstanding experience join our board,” said HanesBrands Board Chairman Ronald L. Nelson. “We welcome Bill and look forward to working with him as we execute our Full Potential plan. ”

HanesBrands

HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 61,000 associates in 47 countries and has built a strong reputation for workplace quality and ethical business practices. The company, a longtime leader in sustainability, has set aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

# # #